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                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of September 22, 1997 by Sam's Equipment Rental, Inc., an Ohio corporation (the "Employer"), and Gary L. Gabriel, an individual resident of St. James, Florida (the "Executive").

                                    RECITALS

         Concurrently with the execution and delivery of this Agreement, NationsRent, Inc., a Delaware corporation (the "Buyer") is purchasing from the Executive (individually and as Trustee of the Gary L. Gabriel Grantor Retained Annuity Trust Theta) and certain other parties ("Sellers"), all of the issued and outstanding shares of Gabriel Trailer Manufacturing Company, Inc., an Ohio corporation ("Holding Corporation"), whose only asset is all of the outstanding capital stock of the Employer, pursuant to a Stock Purchase Agreement dated August 15, 1997 among the Buyer, Sellers, Troy L. Gabriel, Thomas Richardson, TTG Properties, Holding Corporation, and the Employer (the "Stock Purchase Agreement"). The Buyer and the Employer desire the Executive's continued employment with the Employer, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

         "AGREEMENT"-this Employment Agreement, as amended from time to time.

         "BASIC COMPENSATION"-Salary and Benefits.

         "BENEFITS"-as defined in Section 3.1(B).

         "BOARD OF DIRECTORS"-the board of directors of the Employer.

         "CONFIDENTIAL INFORMATION"-any and all:

         (a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes,
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customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the Uniform Trade Secrets Act as adopted by Ohio and codified at Ohio Revised Code ss.ss. 1333.61 to 1333.69 and as otherwise defined under Ohio law; and

         (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

         (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based. in whole or in part, on any information included in the foregoing.

         "DISABILITY"-as defined in Section 6.2.

         "EFFECTIVE DATE"-the date stated in the first paragraph of the Agreement.

         "EMPLOYEE INVENTION"-any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive's employment with the Employer, that is based upon or uses Confidential Information. "EMPLOYMENT PERIOD"-the term of the Executive's employment under this Agreement.

         "FISCAL YEAR"-the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

         "FOR CAUSE"-as defined in Section 6.3.

         "PERSON"-any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.


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         "POST-EMPLOYMENT PERIOD"-as defined in Section 8.2.

         "PROPRIETARY ITEMS"-as defined in Section 7.2(A)(iv).

         "SALARY"-as defined in Section 3.1(A).

         "WITHOUT CAUSE"-as defined in Section 6.4.

2.       EMPLOYMENT TERMS AND DUTIES

2.1      EMPLOYMENT

         The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2      TERM

         Subject to the provisions of Section 6, the term of the Executive's employment under this Agreement will be three years, beginning on the Effective Date and ending on the third anniversary of the Effective Date. In addition, following the initial three year term, this Agreement will automatically be renewed for a term of one year unless the party who wishes to terminate the Agreement has given the other party 60 days' written notice of termination.

2.3      DUTIES

         The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors or Chief Executive Officer, and will initially serve as an officer of the Employer. The Executive will be committed to devote at least 50% of what would be considered normal full-time employment for an executive in a similar position and will use his good faith efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Notwithstanding the foregoing, the Executive may perform his duties hereunder in Ohio or from his Florida residence or at other locations in the continental United States in pursuit of new opportunities for expansion or enhancement of the Employer's business. Nothing in this Section 2.3 will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties under this Agreement. If the Executive is elected as an officer of any of its affiliates, the Executive will fulfill his duties as such officer without additional compensation.


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3.       COMPENSATION

3.1      BASIC COMPENSATION

         (A) Salary. The Executive will be paid an annual salary of $100,000.00, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly.

         (B) Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, disability, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits")

4.       FACILITIES AND EXPENSES

4.1      GENERAL

         The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement. Office space for the Executive in Florida will be provided by the Executive at his Florida residence.

4.2      AUTOMOBILE

The Employer will continue to provide the leased vehicle to the Executive that is currently in the Executive's possession until the Executive turns in the vehicle at the end of the lease or at a mutually agreed upon time. Thereafter, the Employer will provide the Executive with a replacement automobile or an allowance, for a replacement automobile which will be the same as or equivalent to the Executive's existing automobile. The Employer will pay or reimburse the Executive for all reasonable operating costs of such vehicle, including but not limited to insurance, fuel and maintenance. The Executive is required to assure that liability insurance is maintained on any automobile used in connection with the Employer's business, including excess liability (umbrella) insurance coverage in an amount not less than two million dollars per occurrence, with underlying insurance coverage as required by such excess liability insurance policy, whether through the Employer or otherwise. The Executive must file expense reports with respect to such automobile in accordance with the Employer's policies.

4.3      PERSONAL USE OF RENTAL EQUIPMENT

         During the Employment Period, the Executive shall be entitled to rent-free personal use of Rental Equipment for up to $30,000 per year (based on the Employer's published rate list); provided, however, that any such Rental Equipment so used by the Executive shall be used at the reasonable convenience of the Employer and not at such time as it would otherwise be utilized by


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the Employer for its business purposes. The Executive shall have such obligations and responsibilities with respect to such Rental Equipment to the same extent and on the same terms and conditions as a customer of the Employer would have with respect to such Rental Equipment.

5.       VACATIONS AND HOLIDAYS

         The Executive's vacation time is included in the 50% of the time that the Executive is not expected to be working.

6.       TERMINATION

6.1      EVENTS OF TERMINATION

         The Employment Period and the Executive's Basic Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

         (a)      upon the death of the Executive;

         (b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other;

         (c) for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

         (d) without cause (as defined in Section 6.4), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify.

6.2      DEFINITION OF DISABILITY

         For purposes of Section 6.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section 6.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead,


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under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this
Section 6.2.

6.3      DEFINITION OF "FOR CAUSE"

         For purposes of Section 6.1, the phrase "for cause" means: (a) the Executive's material breach of this Agreement (so long as the Employer shall have delivered to the Executive within a reasonable time (not less than 30 days) prior to notice of termination a notice of proposed termination specifying in reasonable detail the basis therefor and the Executive shall have failed prior to the expiration of such reasonable period of time to have effected a cure thereof in all material respects); (b) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (c) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (d) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, any non-traffic related offense that is a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

6.4      DEFINITION OF "WITHOUT CAUSE"

         For purposes of Section 6.1, the phrase "without cause" means that the Employer terminates this Agreement for any reason other than for cause.

6.5      TERMINATION PAY

         Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this
Section 6.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer. For purposes of this Section 6.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

         (A) Termination by the Employer Without Cause. If the Employer terminates this Agreement without cause, the Employer will pay the Executive the Executive's Salary for the remainder, if any, of the calendar month in which such termination is effective and for twelve consecutive calendar months thereafter.


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         (B)      Termination by the Employer for Cause. If the Employer
terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective.

         (C) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under
Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) six consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive.

         (D) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs.

         (E) Benefits. The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will not receive, as part of his termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

7.       NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1      ACKNOWLEDGMENTS BY THE EXECUTIVE

         The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) the Buyer has required that the Executive make the covenants in this Section 7 as a condition to its purchase of the Employer's stock; and (e) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

7.2      AGREEMENTS OF THE EXECUTIVE

         In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:


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         (A)      Confidentiality.

                  (i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                  (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under the Uniform Trade Secrets Act as adopted by Ohio and codified at Ohio Revised Code ss.ss.1333.61 to 1333.69 and as otherwise defined under Ohio law and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                  (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

                  (iv) The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

         (B) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive's writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

                  (i)      disclose to the Employer in writing any Employee
         Invention;


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                  (ii)     assign to the Employer or to a party designated by
         the Employer, at the Employer's request and without additional compensation, all of the Executive's right to the Employee Invention for the United States and all foreign jurisdictions;

                  (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

                  (iv) sign all other papers necessary to carry out the above obligations; and

                  (v) give testimony and render any other assistance but without expense to the Executive in support of the Employer's rights to any Employee Invention.

7.3      DISPUTES OR CONTROVERSIES

         The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.       NON-COMPETITION AND NON-INTERFERENCE

8.1      ACKNOWLEDGMENTS BY THE EXECUTIVE

         The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer competes with other businesses that are or could be located in any part of the United States; (c) the Buyer has required that the Executive make the covenants set forth in this Section 8 as a condition to the Buyer's purchase of the Executive's stock in the Employer; and (d) the provisions of this Section 8 are reasonable and necessary to protect the Employer's business.

8.2      COVENANTS OF THE EXECUTIVE

         In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

         (a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be


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employed by, associated with, or in any manner connected with, lend the
Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere within the United States; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

         (b) whether for the Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

         (c) whether for the Executive's own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and for five years thereafter, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

         (d) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

         For purposes of this Section 8.2, the term "Post-Employment Period" means such period of time after the Employment Period, if any, as shall extend to the fifth anniversary of the Closing Date.

         If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

         The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

         The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive's employer. The Buyer or the Employer may notify such employer that the Executive


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is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.       GENERAL PROVISIONS

9.1      INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

         The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 9 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

9.2      COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

         The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Buyer would not have purchased the Executive's stock under the Stock Purchase Agreement and the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

         The Executive's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against the Buyer, will not excuse the Executive's breach of any covenant in Section 7 or 8.

         If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

9.3      REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

         The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of


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or the termination of, or constitute a default under, any agreement to which the
Executive is a party or by which the Executive is or may be bound.

9.4      OBLIGATIONS CONTINGENT ON PERFORMANCE

         The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

9.5      WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.6      BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

         This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

9.7      NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):


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         If to Employer:            Sam's Equipment Rental, Inc.
                                    c/o NationsRent, Inc.
                                    James L. Kirk
                                    7130 County Road 254
                                    Findlay, OH 45840

         With a copy to:            Squire, Sanders & Dempsey L.L.P.
                                    1300 Huntington Center
                                    41 South High Street
                                    Columbus, Ohio 43215
                                    Attention: Patrick J. Dugan
                                    Facsimile No.: (614) 365-2499

         If to the Executive:       Gary L. Gabriel
                                    3327 Vacation Lane
                                    St. James, FL 33956

         With a copy to:            Kemp, Schaeffer, Rowe & Lardiere Co., L.P.A.
                                    88 West Mound Street
                                    Columbus, Ohio 43215
                                    Attention: Michael N. Schaeffer
                                    Facsimile No.: (614) 469-7170

9.8      ENTIRE AGREEMENT; AMENDMENTS

         This Agreement, the Stock Purchase Agreement, and the documents executed in connection with the Stock Purchase Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.9      GOVERNING LAW

         This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

9.10     RESOLUTION OF DISPUTES

         (a) The parties desire to avoid and settle without litigation future disputes which may arise between them concerning the rights, duties and obligations of the parties under this Agreement. Accordingly, any such dispute shall be settled by arbitration administered by the American Arbitration Association under its Arbitration Rules and the Supplemental Procedures for Large, Complex Disputes (hereinafter "Rules") then in effect; provided, however, that any


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
party may seek injunctive or other similar equitable relief from any court of competent jurisdiction pending settlement of the underlying dispute by such arbitration.

         (b) Three arbitrators shall be appointed in accordance with the Rules. The place of arbitration shall be Columbus, Ohio and a stenographic record shall be made of any arbitration hearing. The award rendered by the arbitrators shall be in writing and shall be based on applicable law and judicial precedent. Unless the parties otherwise agree, the award shall include the findings of fact and conclusions of law on which the award is based. Judgment on such award may be entered in any court having jurisdiction thereof.

         (c) Upon the application by any party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and shall so stipulate to the court) that the findings of fact made by the arbitrator shall be final and binding on the parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

         (d) A request by one party for arbitration of any dispute subject to arbitration shall be made in writing to the American Arbitration Association and a copy thereof shall be sent to the other party. The party requesting arbitration shall pay any deposit required by the American Arbitration Association subject to reimbursement, if required, from the other party in accordance with any award by the arbitrators.

9.11     SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

9.12     SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.13     COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER:                                     EXECUTIVE:

SAM'S EQUIPMENT RENTAL, INC.


By: /s/ Gene J. Ostrow                         /s/ Gary L. Gabriel
   -------------------------------            ----------------------------------
   Gene J. Ostrow, President                  Gary L. Gabriel










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